Exhibit 5.1

July 18, 2024

Above Food Ingredients Inc.

001- 2305 Victoria Avenue

Regina, Saskatchewan

S4P 0S7, Canada

Dear Sirs/Mesdames:

Re:	Registration Statement on Form F-1 of Above Food Ingredients Inc.

We have acted as local counsel in the Province of Alberta to Above Food Ingredients Inc. (the “Company”), a corporation existing under the laws of the Province of Alberta, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Any terms used in this opinion that are not otherwise defined herein have the meanings ascribed to them in the Registration Statement. All dollar references herein are in United States currency.

We understand that the Registration Statement relates to the offer and sale from time to time by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of:

a)	up to 2,299,996 common shares (“Common Shares”) of the Company of certain Selling Securityholders, including (i) 8,557,495 common shares of Above Food Corp. (“Above Food”) issued in a private placement pursuant to the Enhol SPA and Enhol Subscription Agreement consummated prior to the Business Combination (as defined herein) for a purchase price of approximately $10.00 per share (after giving effect to the conversion), which shares were converted into 1,799,996 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 500,000 Common Shares received from Smart Dine, LLC (the “Sponsor”) as incentive shares for nominal consideration;

b)	up to 1,382,550 Common Shares of certain Selling Securityholders, including (i) 2,519,707 common shares of Above Food purchased in a private placement pursuant to subscription agreements certain investors consummated prior to the Business Combination for a purchase price of approximately $4.46 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 530,000 Common Shares on a one-for-0.2103419 basis as part of the Business Combination (ii) 1,533,456 common shares of Above Food issued as a deposit for a future transaction prior to the Business Combination, which shares were converted into 322,550 Common Shares on a one-for-0.2103419 basis as part of the Business Combination, and (iii) 530,000 Common Shares received from the Sponsor as incentive shares for nominal consideration;

c)	up to 1,917,417 Common Shares of certain Selling Securityholders including (i) 5,217,125 common shares of Above Food issued in a private placement pursuant to that certain Convertible Loan Agreement to the lenders thereto prior to the Business Combination for a purchase price of approximately USD $5.53 per share (after giving effect to the conversion and issuance of incentive shares as described below), which shares were converted into 1,097,380 Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 820,037 Common Shares received from the Sponsor as incentive shares for nominal consideration;

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d)	up to 3,525,579 Common Shares issued to the Sponsor, certain founding members and partners of the Sponsor and management of Bite Acquisition Corp. (“Bite”) and their transferees (i) including 3,192,766 Common Shares in exchange for their Bite common stock, par value $0.0001 per share (“Bite Common Stock”) on a one-for-one basis pursuant to the Business Combination, which shares of Bite Common Stock were originally issued in private placements by Bite for a purchase price of approximately $0.0058 per share and (ii) 332,813 Common Shares received from the Sponsor as incentive shares for nominal consideration;

e)	up to 150,000 Common Shares of certain Selling Securityholders issued to the Sponsor in exchange for Bite Common Stock on a one-for-one basis pursuant to the Business Combination in a private placement prior to the Business Combination and subsequently transferred to Gowling WLG (Canada) LLP (“Gowling”) from the Sponsor pursuant to an expense note issued by the Company and the Sponsor in favor of Gowling as partial consideration for services rendered by Gowling to the Company in connection with the Business Combination;

f)	up to 10,018,936 Common Shares issued to certain former securityholders of Above Food pursuant to the Business Combination in exchange for securities of Above Food acquired by executives and founders that in most cases were issued for nominal consideration or pursuant to grants to such executives under Above Food’s equity incentive plans;

g)	up to 978,120 Common Shares of certain Selling Securityholders, of which (i) 728,120 Common Shares were received upon conversion of 3,461,602 Above Food common shares issued in a private placement pursuant to an asset purchase agreement with NRGene Technologies Ltd. (“NRGene”) consummated prior to the Business Combination for a purchase price of approximately $13.73 per share, which shares were converted into Common Shares on a one-for-0.2103419 basis as part of the Business Combination and (ii) 250,000 Common Shares received by NRGene and its affiliates from the Sponsor as incentive shares for nominal consideration; and

h)	Up to 350,000 Common Shares (“Warrant Shares”) issuable upon exercise of the warrants of the Company (“Company Warrants”) issued to the Sponsor, Lexington Capital, SAPI DE CV and EarlyBird Capital, Inc. (“EBC”) pursuant to the amended and restated warrant agreement dated June 28, 2024, between the Company, Bite, Continental Stock Transfer & Trust Company and Odyssey Transfer and Trust Company (the “A&R Warrant Agreement”) in exchange for the Bite private placement warrants on a one-for-one basis pursuant to the Business Combination, of which (i) 260,000 Bite private placement warrants were originally purchased in a private placement in connection with the Bite IPO for a purchase price of $10.00 per Bite Unit, consisting of one (1) share of Bite Common Stock and one-half (1/2) of one Bite private placement warrant (each, a “Bite Unit”), (ii) 75,000 Bite private placement warrants issued to the Sponsor upon conversion of the Bite Working Capital Loans into Bite Units at a price of $10.00 per unit at Bite’s option at the closing of the Business Combination and (iii) 15,000 warrants included as part of the private placement units sold by Bite to EBC.

I.	Materials Reviewed

For the purpose of the opinions hereinafter expressed, in our capacity as Canadian counsel for the Company as aforesaid, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public records, certificates, documents and other materials as we have considered relevant, necessary or advisable, including without limitation, the following documents (collectively, the “Relevant Documents”):

(a)	the Plan of Arrangement (the “Plan of Arrangement”) under Section 193 of Business Corporations Act (Alberta) in the form attached to the Articles of Arrangement and the Final Order of the Court of King’s Bench of Alberta of the Company filed on June 28, 2024 and the transactions contemplated by the business combination agreement dated April 29, 2023 as amended on March 12, 2024 (the “Business Combination Agreement”) between the Company, Bite, Above Food, and Above Merger Sub, Inc. (the “Business Combination”);

(b)	an officer’s certificate of the Company (the “Officer’s Certificate”) in respect certain factual matters and containing: (i) (A) the articles of the Company; and (B) amended and restated by-law No. 1 of the Company; (ii) resolutions of the board of directors of the Company approving or ratifying, as applicable, the Business Combination Agreement, the Plan of Arrangement, the issuance of the Common Shares; and (iii) an incumbency schedule identifying certain directors and officers of the Company and providing specimen signatures in respect of certain of such directors and officers;

(c)	a Certificate of Status for the Company issued by the Registrar of Corporations under the laws of the Province of Alberta dated July 17, 2024 (the “Certificate of Status”); and

(d)	executed copies of the Business Combination Agreement and A&R Warrant Agreement.

Further, other than our review of the Relevant Documents, we have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Company. No inference as to our knowledge as to such facts and circumstances should be drawn merely from our representation of the Company.

II.	Assumptions

In giving the opinions contained herein, we have assumed:

(a)	the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies;

(b)	the accuracy and completeness of all statements made in the Certificate of Status and all statements of fact made in the Officer’s Certificate and the documents attached to the Officer’s Certificate and that all such statements and documents remain accurate and complete at the time this opinion is delivered;

(c)	the Registration Statement will be effective, will comply with all applicable laws, will be duly authorized, executed and delivered by the Company, and will be filed with the Commission;

(d)	that none of the documents examined by us have been amended, supplemented or modified in any manner since the date they were submitted to us, whether by written or oral agreement, by conduct of the parties thereto, or otherwise and the A&R Warrant Agreement has not been terminated;

(e)	the A&R Warrant Agreement constitutes a valid and legally binding obligation of each of the parties thereto enforceable against each of them in accordance with its terms under the laws of the State of New York;

(f)	that insofar as any obligation under any of the A&R Warrant Agreement is to be performed in any jurisdiction outside of the Province of Alberta, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction;

(g)	that the provisions of any instrument evidencing the Company Warrants are consistent in all respects with the provisions of the A&R Warrant Agreement;

(h)	the terms used in the A&R Warrant Agreement have the same meanings under the laws of the Province of Alberta as they do under the laws of the State of New York and would be interpreted and understood under the laws of the Province of Alberta in the same way as they are interpreted and understood under the laws of the State of New York;

(i)	the number of Common Shares and Company Warrants being registered pursuant to the Registration Statement are Common Shares and Company Warrants received by the Selling Securityholders pursuant to the Plan of Arrangement and the transactions contemplated by the Business Combination Agreement; and

(j)	all required consideration (in whatever form) for the Warrant Shares is paid in money or in property (other than a promissory note or promise to pay) or past service that is not less in value than the fair value equivalent of the money that the Company would have received if the Warrant Shares had been issued for money.

III.	Reliance

With respect to the accuracy of factual matters material to this opinion, we have relied upon resolutions, certificates or comparable documents and representations of public officials and of officers and representatives of the Company. We have relied exclusively and without further investigation or independent verification on our review of the copies of the constating documents of and other materials relating to the Company as are attached to the Officer’s Certificate. Without limiting the foregoing, we have not reviewed the minute book or any other corporate records of the Company, save and except for the extracts therefrom copies of which are attached to the Officer’s Certificate.

For the purpose of the opinion expressed in paragraph 1, we have relied entirely and exclusively without further investigation or independent verification on the Certificate of Status, and we have assumed that such Certificate of Status continues to be accurate as of the date hereof.

For the purpose of the number of Common Shares and Warrant Shares expressed in the opinions set forth in paragraphs 2 and 4 we have relied entirely and exclusively without further investigation or independent verification on the Officer’s Certificate and the Registration Statement.

Where our opinion expressed herein refers to the Common Shares and Warrant Shares having been issued as being “fully-paid and non-assessable”, such opinion indicates that the holder of such Common Shares or Warrant Shares, as applicable, will not, after the issuance to them of such Common Shares or Warrant Shares, as applicable, be liable to contribute any further amounts to the Company in order to complete payment for the Common Shares or Warrant Shares, as applicable, or to satisfy claims of creditors of the Company. No opinion is expressed as to actual receipt by the Company of the consideration for the issuance of such Common Shares and Warrant Shares or as to the adequacy of any consideration received.

IV.	Applicable Laws

We are qualified to practice law in the province of Alberta and we do not express any opinion on any laws other than the laws of the province of Alberta and the laws of Canada applicable therein, in each case in effect on the date hereof.

V.	Opinion

Based upon and relying on and subject to the foregoing assumptions and limitations and subject to the limitations and qualifications set out herein, we are of the opinion that:

1.	the Company is a valid and subsisting corporation under the laws of the Province of Alberta;

2.	the 20,272,598 Common Shares issued to the Selling Securityholders have been validly issued as fully paid and non-assessable common shares in the capital of the Company;

3.	all necessary corporate action has been taken by the Company to authorize the issuance of the Company Warrants and the execution and delivery of the A&R Warrant Agreement; and

4.	the up to 350,000 Warrant Shares issuable upon the due exercise of the Company Warrants have been duly authorized and, upon issuance of such Warrant Shares in accordance with their terms and the terms and conditions of the A&R Warrant Agreement, including the due exercise of the Company Warrants by the holders thereof and receipt by the Company of the consideration therefor, such Warrant Shares will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

VI.	Qualifications

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By the giving of such consent, we do not admit that we are experts with respect to any part of the Registration Statement, or otherwise, within the meaning of the rules and regulations of the Commission and we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished for the sole benefit of the Company and may not be relied upon by any other person or entity or quoted from or referred to in any documents other than the Registration Statement as provided for herein without our prior written consent.

The opinions contained herein are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Further, the opinions contained herein do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,

/s/ Gowling WLG (Canada) LLP